UNITED STATES

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SCHEDULE 14A

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PLAINS ALL AMERICAN PIPELINE, L.P.
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May 8, 2026

Re:	Supplemental Information Related to Proposal 3 – Advisory Vote to Approve 2025 Named Executive Officer Compensation

Dear Investor:

The board of directors (the “Board”) of PAA GP Holdings LLC asks that you vote FOR the advisory Say on Pay proposal (Proposal 3) at the 2026 Annual Meetings of Plains GP Holdings, L.P. (“PAGP”) and Plains All American Pipeline, L.P. (“PAA”) to be held on May 20, 2026. We understand that Institutional Shareholder Services (“ISS”) has recommended that PAGP shareholders and PAA unitholders vote against Proposal 3. We also understand that Glass Lewis has recommended that PAGP shareholders and PAA unitholders vote for Proposal 3.

We disagree with ISS’s recommendation for the reasons discussed below, and we urge PAGP shareholders and PAA unitholders to vote FOR Proposal 3 (Advisory Vote to Approve Our 2025 Named Executive Officer Compensation) at the 2026 Annual Meetings.

The following table sets forth a summary of our responses to the concerns raised by ISS. Additional information is included in the narrative below the table.

Concern Cited by ISS:	Company’s Response:
• Extension of previously granted long-term incentive equity award held by CEO

•      The Board approved the extension of the term of the CEO’s 2018 Promotional Grant (defined below) to provide incentive to the CEO to remain in that role for up to five additional years to support continued execution of key strategic initiatives and the development of potential successors.

•      Absent the extension, the 2018 Promotional Grant would have expired unearned, which would have been inconsistent with the Board’s desire to retain Mr. Chiang in the CEO role for up to five more years.

•      No changes were made to the aggressive performance targets of $3.00 and $3.50 DCF/unit that were established based on pre-pandemic forecasts, and the Board concluded that extending the expiration date was the most investor-friendly way to accomplish the objective of retaining and incentivizing Mr. Chiang.

• Significant portion of annual incentive program is based on achievement of individual performance goals

•      Our annual incentive program includes a company performance component (60%) and an individual performance component (40%).

•      We believe that rewarding individual performance against goals is an important tool for further aligning pay and performance.

•      Payout on both components of the program is based on the Compensation Committee’s rigorous assessment of Company and individual performance in achieving key strategic, financial and operational goals and objectives established at the beginning of the year.

• Specific goals for vesting of relative TSR metric are not disclosed	• Specific goals for the relative TSR metric with respect to the 2025 regular annual long-term incentive equity grants are described in the form of grant agreement filed as an exhibit to our 2025 Form 10-K. For ease of reference, we have provided a copy of the relative TSR ranking and payout grid below.

As noted above, the primary concern cited by ISS for their negative recommendation is the modification in August 2025 of a long-term equity award originally granted to our CEO, Willie Chiang, in connection with his appointment to that role in 2018 (the “2018 Promotional Grant”). The Board, upon the recommendation of the Compensation Committee, approved an extension of the expiration date of the 2018 Promotional Grant by five years from October 2025 until October 2030. The remaining terms of the original grant, including the number of units (500,000), performance requirements for vesting and other provisions (all as described in our proxy statements for the 2026 annual meetings) were not modified. The action taken by the Board to extend the term of Mr. Chiang’s 2018 Promotional Grant was intended to support the retention of Mr. Chiang as CEO for up to five more years and his continued execution of key strategic initiatives and development of potential successors.

The Board believes that the use of long-term equity incentive awards to motivate and reward long-term performance and retention and to create additional alignment with investors is a critical component of the Company’s executive compensation program and management succession planning strategy. Such awards ensure the stability of a high-performing management team over the long term.

Secondary concerns cited by ISS in their report included (i) the fact that a “significant” portion of our annual incentive program is based on the achievement of individual performance goals and (ii) that specific goals for the relative TSR metric included in our annual long-term incentive awards were not disclosed.

As disclosed in our proxy statements for the 2026 annual meetings (as well as in proxy statements for previous annual meetings), our annual incentive program includes a Company performance component (60%) and an individual performance component (40%). Payout on both components of the program is based on the Compensation Committee’s rigorous assessment of Company and individual performance in achieving key strategic, financial and operational goals and objectives established at the beginning of the year. We believe that rewarding individual performance is an important tool for further aligning pay and performance.

Also as disclosed in our proxy statement, one-half of the performance-based portion of our regular annual long-term equity incentive awards granted in August 2025 will potentially vest in August 2028 at a scaled payout range of between 0-200% based on PAA’s total shareholder return (“TSR”) measured over the three-year performance period ending June 30, 2028 compared to the TSR of the TSR comparator peer group identified in the proxy statement.

In response to ISS’s concern that specific details of the scaled payout range for the relative TSR metric were not disclosed in the proxy statement, we provide the following additional information with respect to the regular annual long-term incentive awards granted in August 2025:

PAA TSR Ranking vs. Peer Group	1	2	3	4	5	6	7	8	9	10	11	12	13
Payout Percentage	200%	183%	167%	150%	133%	117%	100%	83%	67%	50%	33%	17%	0%

For the reasons outlined above and in our proxy statement, we urge

PAGP shareholders and PAA unitholders to vote FOR Proposal 3

(Advisory Vote to Approve Our 2025 Named Executive Officer Compensation)

at our 2026 Annual Meetings

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